Exhibit 99.1
DP Brightful Joins Qualtrics as President, Worldwide Field Operations
Brightful brings customer focus, proven global leadership record at a key time in the company’s growth
PROVO, Utah and SEATTLE, Nov. 3, 2021––Qualtrics (Nasdaq: XM), the leader and creator of the Experience Management (XM) category, today announced today that DP Brightful has joined the company as President of Worldwide Field Operations. Brightful will lead the company’s global sales organization and will be an officer of the company.
Brightful joins Qualtrics from Salesforce, where he was most recently Global Chief Revenue Officer of Salesforce Health, a multibillion-dollar business supporting the largest and most innovative health and life sciences brands in the world. At Salesforce, Brightful's organization consistently delivered record-setting revenue and growth.
Prior to Salesforce, Brightful spent 20 years at Microsoft, where he held a variety of senior leadership positions that helped define Microsoft’s leadership in the cloud, including leading the Office365 Business for the U.S. He has also led sales teams at Verizon and IBM.
Brightful’s proven track record of building relationships with leading global enterprises and successfully scaling sales organizations will be an asset to Qualtrics as it continues to accelerate its leadership in experience management and help organizations around the world engage and build deeper relationships with their employees and customers.
“DP is a proven leader who is at the forefront of building new markets and enabling breakthrough innovations with customers. I couldn’t be more thrilled to have him join the Qualtrics leadership team during this time of extraordinary growth, as we bring the power of experience to organizations all over the world,” said Qualtrics CEO Zig Serafin. “He is uniquely positioned to drive experience transformations at the enterprise level, and brings deep care for people and relationships.”
“Qualtrics is a pioneer, and the clear leader in helping organizations learn about the experiences their customers and employees are having, so they can take action,” Brightful said. “I cannot think of a better company and leadership team to join, and I’m thrilled to be joining Qualtrics at such an exciting time.”
About Qualtrics
Qualtrics, the leader and creator of the Experience Management (XM) category, is changing the way organizations manage and improve the four core experiences of business—customer, employee, product and brand. Over 13,500 organizations around the world use Qualtrics to listen, understand and take action on experience data (X-data™)—the beliefs, emotions and intentions that tell you why things are happening, and what to do about it. The Qualtrics XM Platform™ is a system of action that helps businesses attract customers who stay longer and buy more, engage employees who build a positive culture, develop breakthrough products people love and build a brand people are passionate about. To learn more, please visit qualtrics.com.
Media contact:
Gina Sheibley, Chief Communications Officer
press@qualtrics.com